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                                                                    EXHIBIT 10.5

                     DEFICIT CAPITAL CONTRIBUTION AGREEMENT

     This agreement is made as of the 21st of May, 1999 by and between AOA Holding LLC, a Minnesota limited liability company ("Holding") and Stephen Adams ("Adams").

                                   WITNESSETH

     WHEREAS, Adams Outdoor Advertising Limited Partnership (the "Operating Company") and Adams Outdoor Advertising, Inc. ("AOA Inc") are issuers of $105 million in original aggregate principal amount of 10-3/4% senior notes due 2006 (the "Existing Bonds");

     WHEREAS, in connection with issuance of the Existing Bonds, the Operating Company and AOA Inc have entered into various agreements including, without limitation, a securities purchase agreement with CIBC/Wood Gundy Securities Corp and an indenture with United States Trust Company of New York as trustee (jointly, together with any other agreements or undertakings made in connection with the issuance of the Existing Bonds, the "Existing Ancillary Agreements");

     WHEREAS, Adams is the owner of all of the issued and outstanding shares of AOA Inc;

     WHEREAS, Adams is a general partner and one of the limited partners of the Operating Company;

     WHEREAS, Holding and AOA Capital Corp, a subsidiary of Holding, propose to issue $50 million in original principal amount of senior notes due 2006 (the "New Bonds");

     WHEREAS, in connection with the issuance of the New Bonds, (i) Adams is required to contribute his interests in the Operating Company (as both general partner and limited partner) to Holding and is required to transfer to Holding his shares of stock in AOA Inc, (ii) the amount of the recourse liability of Adams in respect of the Existing Bonds is to be increased from $40 million to $75 million and (iii) Holding has agreed to assume all of the obligations of Adams as a general partner of the Operating Company, including his obligations under the Existing Bonds, and Holding will become a substitute general partner of the Operating Company;

     WHEREAS, Adams is the sole member of Holding and owns all of the ownership interests therein;

     WHEREAS, a significant portion of the proceeds of the New Bonds are intended to be distributed to Adams and, accordingly, Adams will receive significant benefit from the issuance thereof;

     WHEREAS, in consideration of the assumption by Holding of the obligations of Adams as general partner of the Operating Company including, without limitation, his obligations in respect of the Existing Bonds and the Existing Ancillary Agreements (increased, in the case of the Existing Bonds, from $40 million to $75 million, as hereinbefore stated), Adams has agreed
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to contribute capital to Holding in an amount equal to the amount (a "Deficit
Payment") for which formal claim has been made against Holding in its capacity as a general partner of the Operating Company by any unaffiliated party (a "Payee");

     NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

     1. Adams agrees to contribute to Holding, within three business days after demand therefor by Holding (which demand can be made from time to time, it being understood that the obligations of Adams hereunder shall be continuing so long as Holding is a general partner of the Operating Company), an amount equal to the Deficit Payment (for payment to a Payee from Adams as a primary obligor). Adams shall not be entitled to any return or refund of such contribution from Holding.

     2. Holding shall give notice to Adams of the amount of the Deficit Payments and any demand made pursuant to paragraph 1 above shall be accompanied by a certification of the chief financial officer of Holding setting forth the amount of the Deficit Payments and the calculation thereof.

     3. In the event of any contribution by Adams pursuant to paragraph 1 above, Adams shall be subrogated to the rights and claims of the general partner of the Operating Company against the Payee.

     4. All notices, requests and other communications from any of the parties hereto to the other shall be in writing and shall be considered to have been duly given or served when personally delivered (in the case of a corporate entity, to an executive officer of such party), or on the first day after the date of deposit with a recognized overnight delivery service for next day delivery, postage prepaid, or on the third day after deposit in the United States mail, certified or registered, return receipt requested, postage prepaid, or on the date of telecopy, facsimile or similar telephonic transmission during normal business hours, provided that the recipient has specifically acknowledged by telephone receipt of such telecopy, facsimile or telephonic transmission; addressed, in all cases, to the party at the address set forth below, or to such other address as such party may hereafter designate by written notice to the other parties.

                                       AOA Holding LLC
                                       1380 W. Paces Ferry Road NW
                                       Suite 170 South Wing
                                       Atlanta, GA  30327
                                       Attn:  Abe Levine

                                       Stephen Adams
                                       2575 Vista Del Mar Drive
                                       Ventura, CA  93001


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     5. This agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This agreement shall be construed and enforced in accordance with the laws of the state of Minnesota. This agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. This agreement contains the entire understanding of the parties with respect to the subject matter hereof and may not be varied, modified or amended except by a writing signed by the parties to be charged. The making, execution and delivery of this agreement by the parties hereto have been induced by no representations, statements, warranties or agreement of the other except those herein expressed. Nothing in this agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors and permitted assigns, any right, remedy or claim under or by reason of this agreement or of any term, condition or covenant hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

                                       AOA HOLDING LLC

                                       By /s/ Abe Levine

                                       Its VP CFO

                                       /s/ Stephen Adams
                                       Stephen Adams


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